EXHIBIT 23.2
                                                                    ------------


                               Consent of KPMG LLP
                               -------------------



The Board of Directors
Fair, Isaac and Company, Incorporated:


We consent to incorporation by reference in this registration statement on Form S-8 of Fair, Isaac and Company, Incorporated of our reports dated October 27, 2000, relating to the consolidated balance sheets of Fair, Isaac and Company, Incorporated and subsidiaries as of September 30, 2000 and 1999, and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2000, and the related consolidated financial statement schedule, which reports appear in the September 30, 2000 annual report on Form 10-K of Fair, Isaac and Company, Incorporated.





                                  /s/ KPMG LLP


San Francisco, California
July 30, 2001